UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.  )

Driven Brands Holdings Inc.
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

26210V102
(CUSIP Number)

December 31, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26210V102	SCHEDULE 13G	Page 2 of 18

1	NAME OF REPORTING PERSON Driven Equity Sub LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 39,297,463
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 39,297,463
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,297,463
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.5% (1)
12	TYPE OF REPORTING PERSON OO

(1)	Based on 167,379,785 shares of common stock, par value $0.01 per share (the “Common Stock”) that were issued and outstanding as of November 9, 2021 as reported in the Quarterly Report on form 10-Q of Driven Brands Holdings Inc. for the quarter ended September 25, 2021, filed with the Securities and Exchange Commission on November 9, 2021 (the “Third Quarter 10-Q”).

CUSIP No. 26210V102	SCHEDULE 13G	Page 3 of 18

1	NAME OF REPORTING PERSON Driven Equity LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 34,277,905
	6	SHARED VOTING POWER 39,297,463 (1)
	7	SOLE DISPOSITIVE POWER 34,277,905
	8	SHARED DISPOSITIVE POWER 39,297,463 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,575,368
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 44.0% (2)
12	TYPE OF REPORTING PERSON HC

(1)	In its capacity as the sole member of Driven Equity Sub LLC.
(2)	Based on 167,379,785 shares of Common Stock that were issued and outstanding as of November 9, 2021 as reported in the Third Quarter 10-Q.

CUSIP No. 26210V102	SCHEDULE 13G	Page 4 of 18

1	NAME OF REPORTING PERSON RC Driven Holdco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,575,368 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,575,368 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,575,368
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 44.0% (2)
12	TYPE OF REPORTING PERSON HC

(1)	In its capacity as the sole member of Driven Equity LLC.
(2)	Based on 167,379,785 shares of Common Stock that were issued and outstanding as of November 9, 2021 as reported in the Third Quarter 10-Q.

CUSIP No. 26210V102	SCHEDULE 13G	Page 5 of 18

1	NAME OF REPORTING PERSON Roark Capital Partners III AIV LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,575,368 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,575,368 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,575,368
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 44.0% (2)
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the sole member of RC Driven Holdco LLC.
(2)	Based on 167,379,785 shares of Common Stock that were issued and outstanding as of November 9, 2021 as reported in the Third Quarter 10-Q.

CUSIP No. 26210V102	SCHEDULE 13G	Page 6 of 18

1	NAME OF REPORTING PERSON Roark Capital GenPar III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,575,368 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,575,368 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,575,368
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 44.0% (2)
12	TYPE OF REPORTING PERSON OO

(1)	In its capacity as the general partner of Roark Capital Partners III AIV LP.
(2)	Based on 167,379,785 shares of Common Stock that were issued and outstanding as of November 9, 2021 as reported in the Third Quarter 10-Q.

CUSIP No. 26210V102	SCHEDULE 13G	Page 7 of 18

1	NAME OF REPORTING PERSON Neal K. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,575,368 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,575,368 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,575,368
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 44.0% (2)
12	TYPE OF REPORTING PERSON IN

(1)	In his capacity as the managing member of Roark Capital GenPar III LLC.
(2)	Based on 167,379,785 shares of Common Stock that were issued and outstanding as of November 9, 2021 as reported on the Third Quarter 10-Q.

CUSIP No. 26210V102	SCHEDULE 13G	Page 8 of 18

1	NAME OF REPORTING PERSON RC IV Cayman ICW Holdings Sub LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 18,702,537
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 18,702,537
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,702,537
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.2% (1)
12	TYPE OF REPORTING PERSON OO

(1)	Based on 167,379,785 shares of Common Stock that were issued and outstanding as of November 9, 2021 as reported on the Third Quarter 10-Q.

CUSIP No. 26210V102	SCHEDULE 13G	Page 9 of 18

1	NAME OF REPORTING PERSON RC IV Cayman ICW Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 16,313,618
	6	SHARED VOTING POWER 18,702,537 (1)
	7	SOLE DISPOSITIVE POWER 16,313,618
	8	SHARED DISPOSITIVE POWER 18,702,537 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,016,155
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.9% (2)
12	TYPE OF REPORTING PERSON OO

(1)	In its capacity as the sole member of RC IV Cayman ICW Holdings Sub LLC.
(2)	Based on 167,379,785 shares of Common Stock that were issued and outstanding as of November 9, 2021 as reported on the Third Quarter 10-Q.

CUSIP No. 26210V102	SCHEDULE 13G	Page 10 of 18

1	NAME OF REPORTING PERSON RC IV Cayman ICW Equity LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 35,016,155 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 35,016,155 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,016,155
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.9% (2)
12	TYPE OF REPORTING PERSON HC

(1)	In its capacity as the sole member of RC IV Cayman ICW Holdings LLC.
(2)	Based on 167,379,785 shares of Common Stock that were issued and outstanding as of November 9, 2021 as reported on the Third Quarter 10-Q

CUSIP No. 26210V102	SCHEDULE 13G	Page 11 of 18

1	NAME OF REPORTING PERSON Roark Capital Partners IV Cayman AIV LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 35,016,155 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 35,016,155 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,016,155
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.9% (2)
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the sole member of RC IV Cayman ICW Equity LLC.
(2)	Based on 167,379,785 shares of Common Stock that were issued and outstanding as of November 9, 2021 as reported on the Third Quarter 10-Q.

CUSIP No. 26210V102	SCHEDULE 13G	Page 12 of 18

1	NAME OF REPORTING PERSON Roark Capital GenPar IV Cayman AIV LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 35,016,155 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 35,016,155 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,016,155
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.9% (2)
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the general partner of Roark Capital Partners IV Cayman AIV LP
(2)	Based on 167,379,785 shares of Common Stock that were issued and outstanding as of November 9, 2021 as reported on the Third Quarter 10-Q.

CUSIP No. 26210V102	SCHEDULE 13G	Page 13 of 18

1	NAME OF REPORTING PERSON Roark Capital GenPar IV Cayman AIV Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 35,016,155 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 35,016,155 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,016,155
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.9% (2)
12	TYPE OF REPORTING PERSON HC

(1)	In its capacity as the general partner of Roark Capital GenPar IV Cayman AIV LP.
(2)	Based on 167,379,785 shares of Common Stock that were issued and outstanding as of November 9, 2021 as reported on the Third Quarter 10-Q.

CUSIP No. 26210V102	SCHEDULE 13G	Page 14 of 18

ITEM 1.	(a)	Name of Issuer:

Driven Brands Holdings Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

440 South Church Street, Charlotte, NC 28202

ITEM 2.	(a)	Name of Person Filing:

This Schedule 13G is being filed jointly by each of the following persons (each, a “Reporting Person” and, collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit 1:

	1.	Driven Equity Sub LLC
	2.	Driven Equity LLC
	3.	RC Driven Holdco LLC
	4.	Roark Capital Partners III AIV LP
	5.	Roark Capital GenPar III LLC
	6.	Neal Aronson
	7.	RC IV Cayman ICW Holdings Sub LLC
	8.	RC IV Cayman ICW Holdings LLC
	9.	RC IV Cayman ICW Equity LLC
	10.	Roark Capital Partners IV Cayman AIV LP
	11.	Roark Capital GenPar IV Cayman AIV LP
	12.	Roark Capital GenPar IV Cayman AIV Ltd.

	(b)	Address of Principal Business Office, or if none, Residence:

The address of the principal business office of each of the Reporting Persons is: c/o Roark Capital Management, LLC 1180 Peachtree Street, Suite 2500 Atlanta, GA, 30309

	(c)	Citizenship:

	1.	Driven Equity Sub LLC is a Delaware limited liability company.
	2.	Driven Equity LLC is a Delaware limited liability company.
	3.	RC Driven Holdco LLC is a Delaware limited liability company.
	4.	Roark Capital Partners AIV III LP is a Delaware limited partnership.
	5.	Roark Capital GenPar III LLC is a Delaware limited liability company.
	6.	Neal Aronson is a citizen of the United States of America.
	7.	RC IV Cayman ICW Holdings Sub LLC is a Cayman Islands exempted limited liability company.
	8.	RC IV Cayman ICW Holdings LLC is a Cayman Islands exempted limited liability company.
	9.	RC IV Cayman ICW Equity LLC is a Cayman Islands exempted limited liability company.
	10.	Roark Capital Partners IV Cayman AIV LP is a Cayman Islands exempted limited partnership.
	11.	Roark Capital GenPar IV Cayman AIV LP is a Cayman Islands exempted limited partnership.
	12.	Roark Capital GenPar IV Cayman AIV Ltd. is a Cayman Islands exempted limited liability company.

	(d)	Title of Class of Securities:

CUSIP No. 26210V102	SCHEDULE 13G	Page 15 of 18

Common Stock, par value $0.01 per share of Driven Brands Holdings Inc.

	(e)	CUSIP Number:

26210V102

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO §240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
	(e)	[__] An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[__] A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);
	(k)	[__] Group, in accordance with §240.13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP

(a)- (c) Amount beneficially owned:

The responses of the Reporting Persons to Rows 5, 6, 7, 8, 9 and 11 in each of their respective cover pages to this Section 13G are incorporated herein by reference.

Pursuant to Rule 13d-4 of the Act, unless otherwise noted herein, neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission by any of the Reporting Persons that it or he is the beneficial owner of any of the Common Stock or other securities referred to herein for the purposes of Section 13(d) of the Act, or for any other purpose, and, except to the extent of its or his pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person other than the holders of record of the securities.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

CUSIP No. 26210V102	SCHEDULE 13G	Page 16 of 18

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATION.

Not applicable.

CUSIP No. 26210V102	SCHEDULE 13G	Page 17 of 18

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 28, 2022

DRIVEN EQUITY SUB LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Vice President, General Counsel and Secretary

Driven Equity LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	General Counsel and Secretary

RC Driven Holdco LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	General Counsel and Secretary

Roark Capital Partners III AIV LP

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Vice President, General Counsel and Secretary

Roark Capital GenPar III LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	General Counsel and Secretary

Neal K. Aronson

/s/ Neal K. Aronson

CUSIP No. 26210V102	SCHEDULE 13G	Page 18 of 18

RC IV Cayman ICW Holdings SUB LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Vice President, General Counsel and Secretary

RC IV Cayman ICW Holdings LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Director

RC IV Cayman ICW Equity LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Director

Roark Capital Partners IV Cayman AIV LP

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Director

Roark Capital GenPar IV Cayman AIV LP

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Director

Roark Capital GenPar IV Cayman AIV Ltd.

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Director

EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE: January 28, 2022

DRIVEN EQUITY SUB LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Vice President, General Counsel and Secretary

Driven Equity LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	General Counsel and Secretary

RC Driven Holdco LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	General Counsel and Secretary

Roark Capital Partners III AIV LP

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Vice President, General Counsel and Secretary

Roark Capital GenPar III LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	General Counsel and Secretary

Neal K. Aronson

/s/ Neal K. Aronson

RC IV Cayman ICW Holdings SUB LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Vice President, General Counsel and Secretary

RC IV Cayman ICW Holdings LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Director

RC IV Cayman ICW Equity LLC

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Director

Roark Capital Partners IV Cayman AIV LP

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Director

Roark Capital GenPar IV Cayman AIV LP

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Director

Roark Capital GenPar IV Cayman AIV Ltd.

By:	/s/ Stephen D. Aronson
	Name:	Stephen D. Aronson
	Title:	Director